Mar 7 2013

Mr. Derek Ivany, CEO

Myriad Interactive Media Inc.

7 Ingram Drive

Suite 128

Toronto, Ontario

Dear Mr. Ivany,

This letter sets forth the bas is on which Viral Desk, Inc. an independent contractor ("Viral Desk") is engaged by Myriad Interactive Media Inc. (the "Company") to act as a consultant for ongoing social media management for Myriad-MingleSuite clients, for a one-year period beginning on April 1st 2013.

1.	Nature of Services

ViralDesk shall provide the following services:

(a)	Advise the Company with respect to its strategic planning process and business plans including a full comprehensive analysis of markets, positioning, financial models, organization structure, potential strategic alliances and regulatory requirements in the USA
(b)	Assist the Company in business development activities including the introduction of potential new social media clients whom may be interested in using the Mingle Suite technology
(c)	Work closely with the Company's management to develop a set of short-term goals with special focus on selling the Mingle Suite technology
(d)	ViralDesk will assist the Company in identifying companies and partners in the targeted industries, which may include public companies, divisions of public companies, and privately held companies, and after evaluating such companies, assist in contacting these company' s and providing both a demo of the MingleSuite technology as well as manage their daily social media activity.

Specific Services

(a)	Business Development in the USA
(b)	Social Media Management & Technology Sales
(c)	Company marketing and positioning strategies
(d)	Comprehensive market research & reporting

2.	Compensation for Services

(a)	In consideration for the above described services, the Company agrees to issue to a Network or its designees 5,000,000 common shares of Myriad Interactive Media Inc. registered under SEC Rule S-8 in lieu of cash

3.	Indemnity

Each party shall indemnify the other and its partners, officers, directors, and employees against all claims, damages, liability, and litigating expenses (including the expense of investigation and defending such claims) as the same as incurred, relating to or arising out of its activities hereunder, except to the extent that any claims, damages, liability, or expense, if found on a fin al judgment by a court of law to have resulted from the other's willful misconduct or gross negligence in performing the services described above.

4.	Termination

This agreement may be terminated after six months by either party at the end of subsequent calendar month. The terminating party shall give written notice to the other party at least fifteen days prior to such termination. However, all shares issued pursuant to this agreement will remain in effect.

5.	Entire Agreement

This agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understanding, and agreements between the parties. This agreement cannot be modified or changed, nor can any of its provisions be waived, except in writing signed by a ll parties.

6.	Governing Law .

This agreement shall be governed by the laws of the State of Nevada. The parties hereto agree to submit to the jurisdiction of the Nevada district courts for the determination of any dispute arising this agreement or in any action to enforce the terms hereof.

Please confirm the foregoing is in accordance with your understanding by signing and returning to us the duplicate of this letter.

Accepted and Agreed to:

By: /s/ Derek Ivany Derek Ivany Ch ief Executive Officer Myriad Interactive Media Inc.	By: /s/ Sergii Petryk Sergii Petryk President Viral Desk, Inc.
By: /s/ Hercules Galang Hercules Galang Ch ief Executive Officer Myriad Interactive Media Inc.

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